Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-09
and 333-205883

$1.25bn+ Honda Auto Receivables 2018-1 Owner Trust *Priced*

Joint Leads:	Societe Generale (structuring), Citigroup, Deutsche Bank
Co Managers:	Barclays, BNY Mellon, Lloyds, US Bancorp

Anticipated Capital Structure:

Class	PRIN($MM)	OFF($MM)	WAL	MDYS/S&P	WNDW	LEGAL	BENCH	LAUNCH	YIELDS
A1	263.160	250.002	0.23	P-1/A-1+	1-6	03/19	Yield	1.90%	1.900
A2	444.100	421.895	0.90	Aaa/AAA	6-17	06/20	EDSF	9	2.372
A3	476.980	453.131	2.10	Aaa/AAA	17-37	02/22	IntS	10	2.661
A4	131.560	124.982	3.18	Aaa/AAA	37-39	05/24	IntS	15	2.855

* Transaction Size: $1,315,800,000 (offered notes $1,250,010,000)

Transaction Details

* Ticker:	HAROT 2018-1	Registration:	SEC Registered
* Exp. Ratings:	Moody’s / S&P	ERISA Eligible:	Yes
* Pricing Speed:	1.30% ABS to 10% Call	Exp. Pricing:	Priced
* Min Denoms:	$1k x $1k	Exp. Settle:	02/28/2018
* Bill & Deliver:	Societe Generale	First Pay:	03/15/2018

CUSIPs & ISINs

* A1	43814UAA7	US43814UAA79
* A2	43814UAB5	US43814UAB52
* A3	43814UAC3	US43814UAC36
* A4	43814UAD1	US43814UAD19

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intex Dealname: socharot181                   Password: U2KK

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.